UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

____________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report
(Date of earliest event report	September 9, 2008

Gehl Company
(Exact name of registrant as specified in its charter)

Wisconsin	01-33504	39-0300430
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

143 Water Street, West Bend, Wisconsin 53095
(Address of principal executive offices, including zip code)

(262) 334-9461
(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
    (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act
    (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On September 9, 2008, Gehl Company (the “Company”) amended various terms of its existing asset securitization facility (the “2006 Securitization Facility”) with JPMorgan Chase Bank, N.A. and certain of its affiliates (“JPMorgan Chase”).  Under the 2006 Securitization Facility, the Company may sell, through a revolving facility, retail and fleet installment sale contracts acquired from its U.S. dealers.  Changes made as part of the September 9, 2008 amendment include: reducing the facility size (and JPMorgan Chase’s backup purchase commitment) from $200 million to $165 million, effective September 9, 2008, and then to $150 million, effective March 16, 2009; renewing JPMorgan Chase’s backup credit commitment for a one year period to September 8, 2009; relaxing the loss ratio thresholds that contracts sold into the facility and originated by the Company overall must attain; tightening certain portfolio concentration restrictions; and reducing the maximum allowed advance rate from 85% to 75% of  the discounted value of contracts sold before payment of costs and expenses.  The Company believes the 2006 Securitization Facility, as amended, remains an important component of the Company’s overall liquidity. A copy of the amendment to the 2006 Securitization Facility is filed as Exhibit 10.1 hereto and is incorporated herein by reference.

Item 9.01.                                Financial Statements and Exhibits.

(a)	Not applicable.

(b)	Not applicable.

(c)	Not applicable.

(d)	Exhibits. The following exhibit is being filed herewith:

(10.1)	Amendment No. 7 to Receivables Purchase Agreement, dated as of September 9, 2008, among Gehl Funding II, LLC, the Company, Park Avenue Receivables Company, LLC and JPMorgan Chase Bank, N.A.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GEHL COMPANY

Date: September 12, 2008
By:	/s/ James J. Monnat
James J. Monnat
Vice President and Treasurer

GEHL COMPANY

Exhibit Index to Current Report on Form 8-K
Dated September 9, 2008

Exhibit Number

(10.1)	Amendment No. 7 to Receivables Purchase Agreement, dated as of September 9, 2008, among Gehl Funding II, LLC, the Company, Park Avenue Receivables Company, LLC and JPMorgan Chase Bank, N.A.